Exhibit 99.1

Allied Motion Reports Results for the Third Quarter Ended September 30, 2013

AMHERST, N.Y.--(BUSINESS WIRE)--November 12, 2013--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced the results for the quarter ended September 30, 2013. Excluding non-recurring items, the Company achieved adjusted net income for the third quarter of 2013 of $1,239,000 ($.14 per diluted share) compared to $1,321,000 ($.15 per diluted share) for the same period last year. Including the one-time items, net income for the quarter ended September 30, 2013 was $833,000 or $.09 per diluted share compared to net income of $1,321,000 or $.15 per diluted share in the same quarter of 2012. Revenues for the quarter increased 2.3% to $24,876,000 compared to $24,316,000 last year with foreign sales up 13.0% and sales in the U.S. down 5.4%. Cash at September 30, 2013 increased to $11,654,000 compared to $9,728,000 at December 31, 2012. The results for the quarter include $596,000 ($406,000 net of tax) for new business development expenses for the Globe Motors acquisition that was completed October 18, 2013.

Excluding non-recurring items, the company generated adjusted net income for the nine months ended September 30, 2013 of $3,611,000 or $.41 per diluted share, compared to $4,252,000 or $.49 per diluted share for the same period of 2012. Including the one-time items, the Company achieved net income of $2,612,000 or $.30 per diluted share compared to net income of $4,296,000 or $.50 per diluted share for the same nine months last year. The results for the nine months ended September 30, 2013 include $234,000 ($159,000 net of tax) of relocation expense to move our corporate office and key employees from Denver, CO to Amherst, NY and $1,235,000 ($840,000 net of tax) of new business development expenses in conjunction with the acquisition of Globe Motors. Additionally, net income for the nine months ended September 30, 2012 included $301,000 ($222,000 net of tax) received as a concession payment from a landlord for early termination of a building lease. In addition to the concession payment, the results for the nine months ended September 30, 2012, included a pretax charge of $238,000 ($178,000 net of tax) in the first quarter of 2012. This charge was recorded to cover the expected costs of replacing certain products in the field due to an incorrect electronic component in a printed circuit board supplied by one of the Company’s sub-contract suppliers. Revenues decreased 3.4% to $75,371,000 compared to $77,999,000 last year with foreign sales up 4.7% and sales in the U.S. down 9.6%. Of the total 3.4% decrease in sales, 4.5% is due to a decrease in sales volume, partially offset by a 1.1% favorable currency change with the dollar weakening against the Euro and the Swedish Krona.

Beginning in 2013, the Company no longer includes the full value of blanket purchase orders when received from customers and only reports them as bookings when they are actually released to production. To ensure an accurate comparison, we will present bookings and backlog throughout 2013 using our new method as well as presenting them in the same manner as the prior year. Bookings for the quarter ended September 30, 2013 were $25.0 million. Using the prior year method, bookings would have been $30.2 million for the third quarter 2013 compared to $20.2 million for the third quarter of 2012. Backlog as of September 30, 2013 was $27.5 million. Using the prior year method, backlog would have been $37.6 million as of September 30, 2013 compared to $33.2 million as of September 30, 2012, a 13% increase over the prior year. Bookings for the nine months ended September 30, 2013 were $69.5 million. Using the prior year method, bookings would have been $82.0 million compared to last year’s bookings of $66.9 million, a 23% increase over the same period last year.

“We believe our markets have stabilized as the third quarter 2013 results were in line with our expectations and provided us with a slight revenue improvement when compared to the third quarter of 2012”, commented Dick Warzala, President and CEO of Allied Motion. “Comparing the third quarter of 2013 to the same quarter in 2012, our served markets in Medical, Industrial, and Distribution were up, while Vehicle and Aerospace and Defense were down and Electronics was flat. In this quarter, we did incur significant new business development expenses in conjunction with the acquisition of Globe Motors completed on October 18, 2013. In a separate release, we will be disclosing unaudited pro forma financial information reflecting the Globe Motors acquisition for the year ended December 31, 2012 and the nine months ended September 30, 2013. With our new acquisition, we have put ourselves in the position to leverage the capabilities of both companies to create an increasing number of new opportunities by designing innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s November 13, 2013 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine months Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2013	2012	2013	2012
Revenues	$24,876	$24,316	$75,371	$77,999
Cost of products sold	17,638	17,217	53,075	55,112
Gross margin	7,238	7,099	22,296	22,887
Selling expenses	1,132	1,143	3,640	3,798
General and administrative expenses	2,516	2,343	8,098	8,197
Engineering and development expenses	1,718	1,454	5,123	4,570
Business development costs	596	--	1,235	--
Relocation costs	--	--	234	--
Amortization of intangible assets	83	126	252	466
Total Operating Expenses	6,045	5,066	18,582	17,031
Other (expense) income, net	(51)	(91)	28	218
Income before income taxes	1,142	1,942	3,742	6,074
Provision for income taxes	(309)	(621)	(1,130)	(1,778)

Net income	$833	$1,321	$2,612	$4,296
PER SHARE AMOUNTS:
Diluted income per share	$0.09	$0.15	$0.30	$0.50
Diluted weighted average common shares	8,807	8,673	8,778	8,637

CONDENSED BALANCE SHEETS	September 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$11,654	$9,728
Trade receivables, net	13,429	10,806
Inventories, net	15,167	14,701
Other current assets	2,162	2,794
Total Current Assets	42,412	38,029
Property, plant and equipment, net	9,649	8,631
Deferred income taxes	4,115	4,103
Intangible assets, net	2,227	2,431
Other long-term assets, net	2,672	1,991
Goodwill	5,916	5,782
Total Assets	$66,991	$60,967

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$1,141	$397
Accounts payable	7,628	5,748
Accrued Liabilities	5,485	5,926
Total Current Liabilities	14,254	12,071
Deferred Income Taxes	885	935
Other long-term liabilities	6,386	5,809
Total Liabilities	21,525	18,815
Stockholders’ Equity	45,466	42,152
Total Liabilities and Stockholders’ Equity	$66,991	$60,967

	For the Nine months ended September 30,
CONDENSED STATEMENTS OF CASH FLOWS	2013	2012
Cash flows from operating activities:
Net income	$2,612	$4,296
Depreciation and amortization	1,311	1,361
Other	227	1,138
Changes in working capital	(706)	(6,148)
Net cash provided by operating activities	3,444	647

Cash flows from investing activities:
Consideration paid for acquisition	--	(1,350)
Purchase of property and equipment	(2,055)	(2,021)
Net cash used in investing activities	(2,055)	(3,371)

Cash flows from financing activities:
Borrowings on line of credit	724	--
Stock transactions under company stock plans	414	355
Dividends paid	(646)	(629)
Net cash provided by (used in) financing activities	492	(274)

Effect of foreign exchange rate changes on cash	45	100
Net increase (decrease) in cash and cash equivalents	1,926	(2,898)
Cash and cash equivalents at beginning of period	9,728	9,155
Cash and cash equivalents at September 30	$11,654	$6,257

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). Allied Motion’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Allied Motion in past quarters adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges and credits that are not directly related to operating unit performance, and that are not a helpful measure of the performance of our underlying business particularly in light of their unpredictable nature. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net income is calculated excluding relocation and other highlighted charges and credits.

	Quarter Ended September 30,		Nine months ended September 30,
Net Income Reconciliation (in thousands)	2013	2012	2013	2012
As reported net income	$833	$1,321	$2,612	$4,296
Non-GAAP adjustments, net of tax
Relocation costs	--	--	159	--
Business development costs	406	--	840	--
Concession payment from landlord	--	--	--	(222)
Non-recurring replacement costs	--	--	--	178
Non-GAAP adjusted net income	$1,239	$1,321	$3,611	$4,252

Per Share Amounts
Non-GAAP adjusted net income per share (diluted)	$0.14	$0.15	$0.41	$0.49
Diluted weighted average common shares	8,807	8,673	8,778	8,637

CONTACT:
Allied Motion Technologies Inc.
Robert Maida, 1-716-242-8634
or
Sue Chiarmonte, 1-716-242-8634